Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Crescent Energy Company of our report dated September 10, 2023 relating to the statements of revenues and direct operating expenses of the South Texas Rich Properties of Chesapeake Energy Corporation, which appears in SilverBow Resources, Inc. Current Report on Form 8-K/A dated December 5, 2023. We also consent to the reference to us under the heading of “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
June 13, 2024